UNITED STATES
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Explanatory Note:   The following is a transcript from a conference call held by the Company on September 8, 2009

Good day. My name is Dan Schustack, with the Company’s outside investor relations firm. I am here with William Caldwell IV, the Chairman and Chief Executive Officer of Advanced Cell Technology. Bill, Good morning. Thank you for agreeing to use this forum to address shareholder questions. Before you begin, I would like to remind listeners that certain statements in made today regarding future ability to raise capital, future financial and operating results, future growth in research and development programs, potential applications of the Company’s technology, opportunities for the Company and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the Company’s ability to raise capital, limited operating history, need for future capital, risks inherent in the development and commercialization of potential products, protection of our intellectual property, and economic conditions generally. Additional information on potential factors that could affect these results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including the report on Form 10-K for the year ended December 31, 2008 and the Company’s proxy sent to shareholders and on file with the SEC. Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management at the time they are made, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. Now, we will begin to respond to shareholder inquiries. I should note that we received numerous emails and questions. While we will try and answer as many questions as possible, and those that have been asked by many shareholders, time may not permit us to address all of the questions.  Bill Caldwell has some opening comments.  Bill….

Opening Comments by Caldwell

I want to welcome all of you to ACTC’s conference call.  We have approximately 25,000 investors, many of whom have become so within the past 18 months.  We feel it is important that the investor community have sufficient information to be able to appropriately make their investment decisions.  However, the Company will adhere to the strict guidelines set out by the regulatory agencies for public disclosure, which may limit my ability today to make certain financial projections or forward looking statements in the context of a proxy solicitation.  In addition, because ACTC is a “for profit company”, its competitive positioning and strategic decisions are monitored daily by the competitors in the industry, the scientific community and the financial community.   While transparency is a good thing, it must be conducted so that the long term viability of the Company is not jeopardized.  Scientific research is extremely competitive and proprietary.  So is the corporate competitive marketplace.  It would be foolish for this Company to disclose items of a strategic nature before it can take full advantage of their ramifications competitively and financially.

With that understanding, it is the intent of management to make this Company more transparent than any in the industry.  Over the past four months ACTC has become current in its financial reports that include disclosures and forward looking events which forecast the direction the Company is committed to.  Over the past six months, peer reviewed articles have been published concerning the company’s science, development efforts and technology advancements.  In press releases we continue to articulate our milestones and their timetables.  Since I became CEO in 2005, the Company has been transformed from a series of science projects to being on the threshold of translating the technology platform into a therapy ready for human trials.  The road has been rocky but the “good news” is that we have made it this far with a dedicated employee group committed to being part of the validation of a technological platform that many believe will have a profound impact on fighting disease in the future.   With that preface let’s address the appropriate questions that were submitted by you our investor community.

Bill, The first question is why does the Company need so many additional authorized shares?

A: As a shareholder myself, I don’t want shareholders to suffer more dilution than necessary.  Ever since I became involved, this Company has faced challenges in securing the appropriate capital to finance its operating plan.  The Company has been forced to enter into difficult financings with a number of institutional investors. These debt financing gave the investors certain rights to convert their debt into common stock. Quite simply, last summer we could not repay the money on the remaining outstanding notes. Over the life of the Notes, the investors had the ability to amortize their investment through the sale of common stock. However, we ran out of authorized shares to cover their conversions when the price of our stock fell below a penny.  This caused us to default on those secured Notes.  Once the Company was able to gain firmer financial footing, we attempted to negotiate a restructure of the Notes with the investors.    As you may have seen, we reached an agreement with these investors a couple of months ago to cure that default.  In the event that we did not reach an agreement, these investors had the right to foreclose on our technology, which may have jeopardized the company’s ability to continue to operate in its current form, and could have resulted in shareholders being completely wiped out. Under the restructure, we agreed to issue the investors a significant amount of shares and warrants, which is part of what we are asking shareholders to approve in the request to increase the authorized shares. A portion of the amount of shares we issue has been predetermined. The balance of the shares will be a function of whether we are able to raise additional capital specifically ear marked to pay the existing investors in cash (in my opinion a very difficult task), or whether we will have to issue them additional shares to amortize their loan. That is why this vote is so critical. In the event that the increase in authorized shares is not approved, we will not be able to comply with the terms of the settlement agreement, and the Company could lose its technology if the investors foreclose. In addition to the shares required to settle with the previous investor group, we need an increase in authorized shares to permit us to raise additional capital to pursue the clinical activities we have outlined.  I want to remind everyone that authorized shares does not mean “freely tradable” shares.  The Company must issue a registration statement approved by the SEC in order for shares to be “freely tradable” otherwise they can issue “restricted shares” but they are subject to Rule 144 which has certain restrictions on trading shares for a minimum of 6 months. You should be mindful that increasing the authorized shares is a time consuming and expensive process.  It is the intent of the Board of Directors not to have to do this often.

When will the Company relist on the OTC Bulletin Board?

The Company has initiated the relisting process. It has found a sponsoring broker dealer who has filed the FINRA required Form 211 (which is an extensive series of applications).  We have received comments back from FINRA and will be endeavoring to address them. Since we do not control their review process I would prefer not to speculate as to timing.

After FDA clearance, how long until the RPE (retinal program) trials are up and running? And how long until preliminary results are in?

We are currently on track to file our IND for our RPE program by the end of the year as we have previously disclosed. As soon as we receive clearance from the FDA, we will finalize our investigators and sponsoring eye clinic or hospital and begin a process to gain IRB (Institutional Review Board) approval to conduct the trials at that particular site.  Typically, that process takes 60-90 days depending on the institution’s internal protocol approval requirements.   Once IRB approval is given, our investigator can begin the enrollment of volunteers in our Phase I clinical study. Critical factors in the timing will depend on our financial condition, how quickly we can enroll patients in the study, the amount of patients who will be allowed to initially be treated and the dosage escalation requirements approved by the IRB and FDA.  Remember the initial Phase I Clinical Trial is solely to determine the safety of the therapy.  There will be a requirement to error on the side of caution in administering the therapy to the first quadrant of patients in the Trial.  Typically, once a quadrant of patients is treated you will have 90 day, 6 months and one year data points.  However, those details are within the providence of the FDA to determine.

Why is the shareholder meeting being held in California when the company’s home is in Massachusetts?

The Company’s previous headquarters was in California, which is where some of the senior management is still located.  Since this is a Special Shareholder’s Meeting dealing only with the two items identified in the proxy, we wanted to have it as quickly as possible.  I had a requirement to be in that area and felt that this would be a good environment to expeditiously conduct the meeting.

What can you tell us about access to the State of Massachusetts Biotechnology grant money that Gov. Patrick made such a big deal about several months ago?

Like many companies, we are applying for grants. The process can be a lengthy one, but we always look for non-dilutive ways to raise capital to develop our technology platforms. There is currently a great deal of interest among the Federal and State governments in stem cell technology.  But funding continues to be an issue during the financial crisis that both Massachusetts and California are experiencing.  We were not approved in our first application efforts in both states but we are working to continuously submit new grants to various governmental groups in both states.

Given the precarious financial situation of the company, what is the prospect for remaining viable over the next year while research moves forward?

We remain committed to developing our technology. As previously discussed the Company has been through a very difficult period. We had to furlough all our employees at one point and lay off permanently a majority of employees.  The remaining senior management deferred much of their compensation, facilities were shut down and we were forced to slow the advancement of our scientific research and development efforts.  The Company has prioritized its efforts and has a laser sharp focus on what it intends to accomplish.  We believe that if shareholders approve the increase in the authorized shares, it will allow us to settle with previous investors which could enhance our ability to attract new capital which would improve the Company’s financial viability.

Is all our outstanding debt going to be paid by authorizing so many shares and, if not, how much of it will be?

We believe the increase in authorized shares will allow us to pay all of the outstanding debt, excluding trade payables. Remember, this is a condition of the Notes originally.  The specific amounts are described in the proxy so I won’t repeat that here.  Would the increase in shares also be used to fund the RPE program?  Yes; a portion of the increase in authorized shares would be targeted to raise capital to fund the RPE and our other, yet to be announced, therapeutic programs.

ACTC's stock prices could benefit from more frequent news releases, assuming there is a continual flow of good news to release. Is that the plan?

The Company makes news announcements when appropriate. Please be assured that as developments warrant, we will share that information with the shareholders.  As I stated in my opening remarks, Advanced Cell is committed to transparency. This is one of the reasons why it has worked so hard to become current again in its financial reporting.  Issuing press releases in a timely manner is consistent with that objective.

The notice that came out a few months ago said that ACTC will be issuing over a billion share valued at $0.08 cents, does that mean that my current shares valued at $0.13 will be reduced to $0.08?

The Company does not make predictions on where its stock price will go, as it does not control the trading. There are many factors that go into determining a stock’s price. The Company is focused on those items it can control, which is its operating performance and the timely achievement of its corporate milestones.

Is there a reverse split in the works?

There are no plans currently to propose a reverse stock split. In my former life, I was an investment banker.  I am very mindful of the positive and negative use of reverse splits.  We will have to get a vote from shareholders before we can implement a reverse split.  The shareholders will have plenty of advanced notice and will be able to vote on the rationale requiring any reverse split.

Is Dr. Robert Lanza locked in with ACTC, and will he be with ACTC for several years?

Dr. Lanza has been an integral part of the Company for almost a decade now. Like me, he has been working without a contract since the beginning of the year.   The Company has not been in an appropriate financial condition to enter into long-term agreements. He and I currently operate under our former agreements.  Bob has assured me that he is very committed to the technology and feels responsible for achieving the milestones he and his team have established. We hope that by shareholders approving the proxy it will enhance our ability to, not only raise capital, but retain and appropriately pay and incentivize all our employees who have been so loyal in the face of the extreme work environment they have experienced.  It is the desire of our Board of Directors to have the Company enter into employment agreements with key members of senior management such as Dr. Lanza.

Any new people starting to work for the Company?

The Company recently hired Edmund Mickunas as Vice President Regulatory. Ed will be in charge of spearheading the company’s effort to translate its cutting edge research into FDA approved therapies ready for clinical trials. Specifically, he will work with Dr. Robert Lanza and ACT’s Development Team to finalize and submit an IND for the RPE program to the FDA for approval to commence a Phase I Clinical Trial. Ed has over 28 years of experience across a breadth of disciplines including the biotechnology, medical device and pharmaceutical fields. What attracted me to Ed was his experience in working on eye related clinical programs.  While the therapy may differ, the clinical process is very similar.  Ed’s experience should accelerate and streamline our navigation through the regulatory process.   We plan on selectively hiring key personnel as we get into a stronger financial position. However, I am very mindful of cost containment and headcount is a key contributor to increasing our burn rate.

Is Cha bio ready to help ACTC with the IND for blood, eye, or heart therapies?

We have an excellent relationship with CHA, who is both a joint venture partner on our hemangioblast program, and one of our licensees. They have told us they are deeply committed to developing the technology, and we have regular discussions with them regarding all of our programs. Currently, they are focusing on developing our IP technology in their country.  They are also working with us on the hemangioblast technology which includes the production of enucleated red blood cells, the development of iPS technology and exploring the other potentials embodied in the hemangioblast cell.

What is the status of the Myoblast and Blood programs?

I just discussed the status of the Red Blood Cell program (it resides in the Joint Venture with CHA).  We have not been able to secure the necessary funding to pursue our Phase II Clinical Trial for the autogolous adult stem cell myoblast heart disease therapy.  This program is currently on hold until we raise sufficient capital for that Trial. We believe we may have the ability to fund these programs if the authorized shares are increased.  It is our belief that the program will require $15 million to gear up the processing lab and complete the Phase II FDA approved clinical Trial.

Will ACT's non-destructive ESC techniques be commercialized?

We believe the answer is yes.  However, to date the federal government has yet to approve this technique for funding purposes.  It is their contention that given the existence of the legislatively mandated Dickey Wicker Amendment, the question of “embryo harm” can not be conclusively determined which the amendment specifically forbids.  We continue to believe there is an important role for non-destructive ESC techniques regardless of the regulatory or political environment.  MOST IMPORTANTLY, this is a technology that can be utilized today.  Other technologies including iPS research are still clearly “science projects”.  The translation of this technology for therapeutic purposes is years away from FDA approval for clinical trials.  This is not the case with our blastomere technology.  It is available now and can be utilized for clinical programs.

Is it the mission of this Company to pursue commercialization of its successful research developments?

For a small biotechnology company with limited resources, commercialization is challenging. If we reach that point, it is possible that the Company would either have been acquired or have partnered with a larger company more financially capable of commercializing the technology.  We will need strategic partners in the future.  That being said, the biotech and pharmaceutical community may not fully invest in this sector until the technology platform is validated.  They view the risk to their current programs may be too great to publicly commit to a controversial, unproven technology.  That is why we have laser focus on bringing our retinal program to the FDA for approval for clinical trials.  We believe it is one of the “low hanging fruits” that can validate the technology platform.  We have previously discussed why we chose the RPE cell program as our first therapy.  To review, the RPE cell is pigmented so that it is easily identifiable which helps the purification process (remember safety is the #1 FDA consideration).  The dosage is small so that tracking “outlier cells” is made easier.  It is injected via a needle which is an approved FDA device and something an experienced eye surgeon utilizes daily.  This reduces the barrier of acceptance by the medical community.   The therapy addresses an immune privilege part of the body which minimizes rejection thus minimizing the use of toxic immunosuppressive drugs.  This allows a business model of “cells in a vial” which the pharmaceutical industry is much more use to than “one off” individualized more expensive therapies which must address the rejection factor of cells.  We believe that our RPE therapy can address many of the 200 different retinal diseases.  Thus, the ultimate market potential for the therapy or refinements of the therapy could be very large.  We are hopeful that we will be in position to attract the right partners as we progress the program through the clinical process.

Is there any truth to possible pharmaceutical companies pursuing ACTC?

We talk to pharmaceutical partners all the time about forming strategic relationships. I have commented earlier about our experience with them to date.  We don’t comment on rumors, however.

How relevant is ACT's patent portfolio in light of recent scientific advances?

We believe we have a strong portfolio of intellectual property that both makes us a significant participant in the field and protects our “freedom to operate” our desired therapeutic programs.  We have over 300 patents issued or pending in some very promising areas. We are continuously reviewing the portfolio to identify obsolete filings, non core filings as well as filings relevant to new technologies that are being developed by the scientific community at large.  We believe we are well positioned and protected as the science continues to progress.  The licenses that we have entered into reflect the fact that companies recognize that they do not have the ability to circumvent our intellectual property.  You should know that maintaining patents is very expense.  We are constantly reviewing and refining in an attempt to contain costs.  Outside of our people it is the most important asset of the Company right now.

What would you consider to be ACT's most valuable IP asset?

This is an extremely subjective and speculative question.  I can say that we have very early patent filings dating back to the year 2000 on re-programming technologies which, we believe, include iPS type cell development.  We have “freedom to operate” in deriving RPE cells from human embryonic stem cells.  The patent family that is pending in the U.S. Patent Office for reprogramming technology and our RPE program we feel is very broad and has been enhanced over the past nine years.  Of course, we have our single blastomere technology which, we believe, eliminates much of the ethical concerns over embryo destruction.  Remember, over 3000 children are alive, experiencing healthy productive lives in the United States having undergone the PGD (Pre implantation Genetic Diagnosis) screening technique which is the basis for deriving our embryonic stem cell lines using our patented blastomere technology.

What is the current status on the Mytogen deal and has it progressed beyond the letter of intent? This is a very viable doable therapy

I have already commented on this earlier.  We believe this therapy is a major step forward in providing for compromised heart failure patients a better “Quality of Life” as they deal with the ravages of this disease.  To clear up any misconceptions, we acquired this technology in the Fall of 2007.  We funded it through the completion of the one year follow up patient evaluations on the Phase Ib study. The results were featured as a late breaking trial at the American Heart Association’s Annual Meeting in Florida.  Unlike other similar therapies, the FDA gave us an unconditional “go ahead” to commence our Phase II Trial.  We were not constrained by having to provide the therapy in conjunction with an assist device like others in the field were required to do.  Our safety record indicated no arrhythmic events and a strong indication of efficacy utilizing our “quality of life” end points.  Our ability to fund this program has, in part, been hampered by confusion in the marketplace over results from competitive myoblast programs.  We made a decision that the number one priority of the Company was to finish preclinical work on our RPE program.  We remain convinced that this is the highest and best use of our limited resources.  I am currently seeking up to $15 million which we believe is required to complete a Phase II double blinded, placebo controlled clinical trial with up to 8 participating medical institutions.  We are open to entering into equity partnerships to  develop the clinical trial data for this therapeutic program.

The cell development project announced by Dr. Lanza and the Harvard group a few months ago, will ACT participate in patents on this new cell breakthrough?  There has been little information since the announcement.

This is iPS technology.  It is still in the early stages of what I classify as a “science project”.  I don’t mean to minimize its importance.  I believe, if proven successful, this could be the “next generation” of the stem cell technology platform.  There is much to discover before this technology is ready for any sort of “preclinical work”.  Remember, research groups throughout the world are still attempting to understand the basic science required to avoid re-engineering this cell type.  Re-engineering versus just cell manipulation will be a major problem for the FDA approval process if it is not overcome.  There is also an additional issue of determining whether the basic iPS cell line can be differentiated into a clinically viable specific cell type (such as Neural cells or RPE cells) that can then efficaciously treat a disease condition.  For those that look at this as a near term solution, I believe they don’t really understand where the science currently stands.  As our team works through the issues and has their research work peer reviewed, we will make public our progress in this area.

What convinces the Company that implanting (hESC) retinal pigment epithelial cells derived from human embryonic stem cells will not produce tumors?  Why is the Company not using it's non-embryonic stem cell lines instead of (hESCs)?

I sense this question may have an agenda attached to it.  First, you should understand our process.  We develop a stem cell line.  In the current example of the derived RPE cell line, the embryonic cell line utilized our single blastomere technology.  It was one of the first lines we developed.  We utilize Good Manufacturing Practices to develop what is called a “Master Bank” of human embryonic stem cells.  These cells are characterized and tested to insure they are truly hESCs.  You should know that one of the scientific tests to determine that the cells are hESCs, is whether they can produce a teratoma or benign tumor.  ALL hESCs must be able to do this.  We then develop a “working bank” of these cells.  They in turn are differentiated into a particular cell type.  In this case, RPE cells.  We develop a “master bank” of RPE cells, again utilizing Good Manufacturing Practices in our lab in Worcester.  That Master Bank of RPE cells is characterized, tested for purity and is worked to the point where it is “terminally differentiated”.  Meaning that they can NO LONGER revert back to an embryonic state.  The best example I can think of it that: It is now a butterfly and NOT a caterpillar.  We test the RPE cells for purity and to insure that NO residual embryonic stem cells still exist.  They must be 99+% pure with no lingering hESC’s, period!  What is frustrating for the development team is the “sloppy science” you see in some “university sponsored” research projects where progress is made on the technology platform but the researcher reports they found tumors caused by the differentiated cells.  All that means is that the cells were not “terminally differentiated” by the researcher.  That is the difference between research programs and pre-clinical development programs utilizing GMP or GLP manufacturing practices.  I want to emphasize as all of our published work relating to our RPE program has indicated, we have experienced NO tumor formations of any type in our preclinical trials.  Dr. Raymond Lund, lead outside researcher is a leader in the field of retinal research and currently at the Casey Eye Institute at OHSU.  He is the brains behind the development of the RCS rat model which the FDA approves as one of the viable animal models for retinal disease.  He is one of the patent holders of the ARPA 19 retinal cell line currently being utilized in clinical trials.  He has led and co authored our “proof of concept” and our pre-clinical animal trials.  No tumors have been found in any of our pre-clinical animal studies either conducted by Ray or the company.  We are just now completing a third party tumorigenicity study which will support the purity of our cells.

Is ACTC in line for some of the NIH funds?

We are extremely frustrated with the government situation related to hESCs.  The Obama administration was a “breath of fresh air” in the beginning.  By lifting the Bush Presidential Order relating to the funding of research, Obama seemed to be fulfilling his campaign pledge to our industry.  However, as stated earlier, the Dickey Wicker Amendment is being used to stop any research related to hESC’s derived from embryos.  Congress must address this issue before funding will move forward.  IPS and adult stem cell technology historically has and will continue to be funded.  But any translation work relative to hESCs is “dead in the water”.

Is Dr. Lanza's new book "Biocentrism" any reflection on the philosophy of the company's goals?

Dr. Lanza is one of the top scientists in his field.  We are very proud to have him as an integral part of our company.  As chief scientific officer, his ideas and thoughts shape his work and, I’m sure rub off on his team.  The company’s goals are very clearly stated in our financial reports.  I won’t bother to repeating them now.

According to the interview between the reporter and Mr. Cha Kwang ryul (CEO of Cha Hospital), Mr. Cha mention that he purchased most of the technology from ACT and already had a cosmetic product in the market. It's called 'Ever Cell'. If Cha already has the product in the market using ACT technology, shouldn't ACT be receiving royalties?

As I mentioned earlier, CHA is a Joint Venture partner for our hemangioblast program.  They have licensed our blastomere technology as well as our RPE program for Korea.  We have previously disclosed the terms and conditions of those licenses and have filed them with the SEC which means they are public record.  I can say that CHA has diligently lived up to all the conditions of our agreement and we have found them to be a great partner.

I would like to thank everybody for listening today. We recognize that you have a very important vote in the future of the Company. I hope after listening today you will agree with the recommendation of the Board of Directors to increase the authorized shares which they feel is essential for the short-term and long-term prosperity of the Company.  I want to add that this Company is blessed with an extremely high caliber Board and a loyal and dedicated employee group.  They are committed to the long term success of this company.  If you have additional questions, please contact Dan Schustack at our investor relations firm at (212) 732-4300. Good day.